As filed with the Securities and Exchange Commission on , 2003


                                                           Registration No. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        GREAT LAKES CHEMICAL CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                            95-1765035
 (State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                          Identification Number)

                         500 East 96th Street, Suite 500
                           Indianapolis, Indiana 46240
                                 (317) 715-3000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


(Address, including zip code, and telephone number,
    including area code, of agent for service):          Copies to:
--------------------------------------------------------------------------------
                 Karen Witte Duros                     Stephen J. Hackman
         Great Lakes Chemical Corporation                   Ice Miller
          500 East 96th Street, Suite 500         One American Square, Box 82001
            Indianapolis, Indiana 46240             Indianapolis, Indiana 46282
                  (317) 715-3000                        (317) 236-2100
--------------------------------------------------------------------------------


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only Shares being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the Shares being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Shares offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional Shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                        Proposed Maximum     Proposed Maximum     Amount of
       Title of Each Class of          Amount to be         Offering        Aggregate Offering   Registration
       Shares to be Registered        Registered (1)  Price Per Share (2)       Price (2)            Fee
--------------------------------------------------------------------------------------------------------------

    Common Stock, $1.00 par value       300,000 shares       $24.10             $7,230,000           $585
              per share
===============================================================================================================

(1)       If, prior to the  completion  of the  distribution  of the common stock  covered by this  Registration
          Statement,  additional  shares of common  stock are issued or issuable as a result of a stock split or stock dividend,  this Registration Statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.

(2)       Estimated solely for the purpose of calculating the  registration fee pursuant to Rule 457(c),  on the basis of the average high and low sales prices of the common stock on May 7, 2003.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED MAY 9, 2003

PROSPECTUS

                        Great Lakes Chemical Corporation

                                 300,000 Shares
                                  Common Stock

     This prospectus relates to 300,000 shares of Common Stock, par value $1.00 per share, of Great Lakes Chemical Corporation, a Delaware corporation, which may be offered for sale from time to time by John J. Gallagher III, as trustee under the Great Lakes Chemical Corporation Retirement Plan Supplemental Trust. In this prospectus, we sometimes refer to ourselves as "the Company," to the Retirement Plan as "the Plan," to the Retirement Plan Supplemental Trust as "the Trust," to Mr. Gallagher in his capacity as trustee of the Trust as "the Selling Stockholder," and to the shares offered by this prospectus as "the Shares." The Company is registering the Shares in order to provide the Selling Stockholder with freely tradable shares pursuant to a Registration Rights Agreement between the Company and the Investment Committee of the Company as the investment manager of the Plan. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Company is generally required to bear the expenses of registration of the Shares, including, without limitation, registration fees, and legal and accounting fees. Underwriting discounts, commissions and fees and transfer taxes will be the responsibility of the Selling Stockholder. The Investment Committee will determine the time and manner of the sale of the Shares.

     The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "GLK." On May 7, 2003, the last reported sale price per share of the Common Stock, as quoted on the Pacific Stock Exchange and the New York Stock Exchange, was $23.93.

     The Selling Stockholder may from time to time offer and sell the Shares held by him as trustee of the Trust directly or through agents or broker-dealers on terms, including the price per share, to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. The Selling Stockholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

     The Selling Stockholder and any agents or broker-dealers that participate with the Selling Stockholder in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ------------------

           The date of this Prospectus is ___________, 2003.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

     We file annual, quarterly, and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Room. Most of our filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

     Our common stock is listed on the New York Stock Exchange and similar information can be inspected and copied at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, NY 10005 or electronically at http://nyse.com.

     We have filed a registration statement under the Securities Act of 1933 with the Commission with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about us and the common stock offered by this prospectus.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission that are incorporated by reference into this prospectus:

     o    our annual report on Form 10-K for the year ended December 31, 2002;

     o our quarterly report on Form 10-Q for the quarter ended March 31, 2003; and

     o the information set forth under the caption "Description of Securities" in Item 1. of our Form 8-A (Commission File No. 1-6450), filed March 30, 1988, including any amendments or reports filed for the purpose of updating that description.

     Please note that all other documents and reports filed under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such reports and documents.

     You may request free copies of filings incorporated herein by reference by writing or telephoning us at the following address:

 Great Lakes Chemical Corporation
 500 East 96th Street, Suite 500
 Indianapolis, Indiana 46240
 (317) 715-3000
 Attn:  Investor Relations

                                   THE COMPANY

     Great Lakes Chemical Corporation began business as a Michigan corporation in 1933 and was reincorporated as a Delaware corporation in 1970. Our principal executive offices are located at 500 East 96th Street, Suite 500, Indianapolis, Indiana 46240. Our website address is www.greatlakeschem.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider information contained in our website as part of this prospectus. As used in this prospectus, except where otherwise stated or indicated by the context, "we," "us," "our," "Great Lakes" or the "Company" means Great Lakes Chemical Corporation and its consolidated subsidiaries.

     Great Lakes is a customer-focused supplier of innovative specialty chemical solutions and consumer products. The Company's operations focus on the manufacture of performance chemicals, specialty products, and polymer additive chemicals.

                                  THE OFFERING

     Common stock offered hereby...........................300,000.shares
     Common stock outstanding after the offering:          (a)
     NYSE Symbol...........................................GLK

     (a) Based on the number of shares of Common Stock outstanding on _____________, 2003.

     The Shares are being registered by the Company under the Registration Rights Agreement, pursuant to which the Company agreed, among other things, to file a registration statement for the sale of the shares of Common Stock offered hereby. The Company is generally required to bear the expenses of the registration of the shares of Common Stock offered hereby, including, without limitation, registration fees and legal and accounting fees. Underwriting discounts, commissions and fees and transfer taxes will be the responsibility of the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder against certain liabilities under the Securities Act.

     Prohibited transactions under Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), could arise if, absent an available exemption, a person or entity which is a "party in interest," as defined under ERISA, or a "disqualified person," as defined under the Code, were to purchase any of the Shares being offered by the Selling Stockholder. Any such potential purchaser should consult with counsel in order to determine whether an exemption is available with respect to any such purchase.

                                 USE OF PROCEEDS

     The Shares are being offered hereby for the account of the Selling Stockholder for the benefit of the Trust. Accordingly the Company will not receive any of the proceeds from the sale of the Shares offered hereby.

                               SELLING STOCKHOLDER

     The Selling Stockholder is John J. Gallagher III, as trustee of the Trust under the Plan. The Plan is a defined benefit plan for purposes of ERISA and is designed to provide employee participants with retirement income related to their salary and years of active service. The Selling Stockholder does not receive separate compensation for serving as trustee of the Trust. Pursuant to the governing trust documents, the Investment Committee of the Company has sole investment responsibility with respect to the purchase, retention, and sale of Common Stock by the Plan.

     On ____________, 2003, the Company contributed 300,000 shares of Common Stock to the Trust as a contribution to the Plan. The proceeds of any sales of the Shares by the Selling Stockholder will be retained by the Plan and used for the benefit of participating employees and retirees of the Company and their beneficiaries.

     In accordance with the terms of the trust agreement, the Investment Committee is responsible for the management and disposition of the shares of Common Stock of the Company held by the Plan and is a fiduciary of the Plan. The Investment Committee, in exercising its fiduciary duty, will decide whether or not, and under what terms, it will direct the Selling Stockholder to sell the shares of Common Stock offered hereby. At the date of this Prospectus, the Plan beneficially owned 300,000 shares of Common Stock, representing approximately 0.6% of the Company's outstanding shares of Common Stock. The Plan is offering to sell 300,000 shares of Common Stock pursuant to this offering, and assuming that all such shares are sold, the Plan will beneficially own none of the outstanding shares of Common Stock after this offering.

                              PLAN OF DISTRIBUTION

     Sales of the Shares offered hereby may be made on the New York Stock Exchange, the Pacific Stock Exchange or the over-the-counter market, pursuant to Rule 144 promulgated under the Securities Act, or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

     The Shares may be sold in (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) transactions in which a broker or dealer acts as principal and resells the Shares for its account pursuant to this prospectus, (iii) an exchange distribution in accordance with the rules of such exchange, and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. The Selling Stockholder also may, from time to time, authorize underwriters acting as his agents to offer and sell Shares upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     There is no assurance that the Selling Stockholder will offer for sale or sell any or all of the Shares. The Company has been advised by the Selling Stockholder that he or his pledgees, donees, transferees or other successors in interest may sell all, a portion of, or none of the Shares.

          DISCLOSURE ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for us by Ice Miller, Indianapolis, Indiana.

                                     EXPERTS

     The consolidated financial statements of Great Lakes Chemical Corporation appearing in Great Lakes Chemical Corporation's Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

                                  MISCELLANEOUS

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 -- Other Expenses of Issuance and Distribution

     The following table sets forth the expenses to be paid by us in connection with the offering described in this registration statement.


           SEC Registration Fee.....................  $    585
           Accounting Fees and Expenses*............     5,000
           Legal Fees and Expenses*.................    15,000
           Printing and Engraving Expenses*.........     1,000
           Miscellaneous*...........................       415
                                                      --------
                                     Total*.........  $ 22,000
                                                      ========
*Estimated


Item 15 -- Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a corporation to indemnify a person against expenses and certain liabilities incurred by him in connection with any proceeding in which he is involved by reason of his being or having been a director, officer, employee or agent of the corporation or its affiliates. Further, Article Ninth of the Company's
Certificate of Incorporation and Article VII of its By-Laws provide for indemnification, to the full extent permitted by the DGCL, of the Company's directors and officers. The Company maintains so-called "D & O" liability insurance coverage, insuring it against loss resulting from discharge of such liabilities against which they cannot be indemnified by the Company (subject to certain exclusions). Reference is made to page 3 of the prospectus with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended, required or permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions.

Item 16 -- Exhibits

     A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17 -- Undertakings

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on May 1, 2003.

                               GREAT LAKES CHEMICAL CORPORATION



                               By: /s/ Mark P. Bulriss
                                   ---------------------------------------------
                                   Mark P. Bulriss,
                                   Chairman, President, Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Jeffrey M. Lipshaw, Karen Witte Duros and William L. Sherwood, and each of them, as attorneys-in-fact with full power of substitution, to execute in their respective names, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this registration statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, as the attorney-in-fact and to file any such amendment to the registration statement or the registration statement, exhibits thereto and documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and their substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person or their duly authorized attorney-in-fact in the capacities and on the dates indicated.

             Signature and Title                                 Date


/s/ Mark P. Bulriss                                           May 1, 2003
----------------------------------------------------
Mark P. Bulriss,
Chairman, President, Chief Executive Officer,
and Director (Principal Executive Officer)


/s/ John J. Gallagher III                                     May 1, 2003
----------------------------------------------------
John J. Gallagher III
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)


/s/ William L. Sherwood                                       May 1, 2003
----------------------------------------------------
William L. Sherwood
Vice President and Corporate Controller
(Principal Accounting Officer)


/s/ Nigel D. T. Andrews                                       May 1, 2003
----------------------------------------------------
Nigel D. T. Andrews, Director


/s/ James W. Crownover                                        May 1, 2003
----------------------------------------------------
James W. Crownover, Director

/s/ Thomas M. Fulton                                          May 1, 2003
----------------------------------------------------
Thomas M. Fulton, Director


/s/ Martin M. Hale                                            May 1, 2003
----------------------------------------------------
Martin M. Hale, Director


/s/ Louis E. Lataif                                           May 1, 2003
----------------------------------------------------
Louis E. Lataif, Director


/s/ John C. Lechleiter                                        May 1, 2003
----------------------------------------------------
John C. Lechleiter, Director


/s/ Mack G. Nichols                                           May 1, 2003
----------------------------------------------------
Mack G. Nichols, Director


/s/ Jay D. Proops                                             May 1, 2003
----------------------------------------------------
Jay D. Proops, Director

                                  EXHIBIT INDEX

        Exhibit
        Number                        Descriptions

          4.1       Restated  Certificate  of  Incorporation   (incorporated  by
                    reference to Exhibit (3)(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

          4.2 Amended and Restated By-Laws, as adopted by the Board of Directors on May 2, 2002 (incorporated by reference to Exhibit (3)(ii) to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).

          4.3       Form of Registration Rights Agreement.

          5.1       Opinion of Ice Miller.

          23.1      Consent of Ice Miller (included in Exhibit 5.1).

          23.2      Consent of Ernst & Young LLP, independent auditors.

          24.1      Power of Attorney (See signature page.)